EXHIBIT 5.1
GARDERE WYNNE SEWELL LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002-5011
713.276.5500 Phone 713.276.5555 Fax
June 12, 2006
Smith International, Inc.
411 North Sam Houston Parkway, Suite 600
Houston, Texas 77060
Re:   Opinion as to Legality of Securities
Ladies and Gentlemen:
We have served as special counsel for Smith International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $275,000,000 in aggregate principal amount of the Company’s 6% Senior Notes due 2016 (the “Senior Notes”). The Senior Notes are to be issued under an indenture dated September 8, 1997 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Indenture Trustee”), pursuant to a Purchase Agreement dated June 12, 2006 (the “Purchase Agreement”), with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named therein (the “Initial Purchasers”), relating to the sale of the Senior Notes by the Company to the Initial Purchasers.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the registration statement on Form S-3 (Registration No. 333-127677) filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 18, 2005 and which was declared effective by the SEC on September 15, 2005 (such registration statement, including the form of prospectus included therein and the documents incorporated by reference therein, the “Registration Statement”);
(ii) the prospectus dated September 15, 2005, with respect to the offering from time to time of the Company’s debt and equity securities, as supplemented by that certain prospectus supplement dated June 12, 2006 relating to the Company’s 6% Senior Notes due 2016.
(iii) the Purchase Agreement;
(iv) the Indenture;
(v) the Restated Certificate of Incorporation, and any amendments thereto;
(vi) the Restated Bylaws of the Company, and any amendments thereto;
(vii) certain resolutions adopted by the Company’s board of directors (the “Board”) relating to the Registration Statement, the issuance of the Senior Notes, the Indenture and related matters;

(viii) certain minutes of a meeting of the special committee of the Board relating to the issuance of the Senior Notes and related matters;
(ix) the Form T-1 of the Indenture Trustee filed as an exhibit to the Registration Statement; and
(x) the form of the Senior Notes.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Indenture and the Senior Notes and (ii) the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that law), as in effect on the date hereof.
Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Senior Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and have been delivered in accordance with the terms of the Purchase Agreement and the Indenture, the Senior Notes will constitute valid and legally binding obligations of the Company.
Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision (i) relating to severability or separability, (ii) purporting to require disregard of mandatory choice of law principles or rules, or (iii) purporting to establish any obligations as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Senior Notes and the performance by the Company of its obligations under the Indenture and the Senior Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement related to the offering of the Senior Notes. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
GARDERE WYNNE SEWELL LLP
By: /s/ ERIC A. BLUMROSEN, Partner